CANCELLATION AGREEMENT

THIS AGREEMENT is made and entered into this 29 day of December, 2005, to be effective as of February 7, 2005 (the “Effective Date”), by and between China Marketing Media, Inc. (the “China Marketing”) (former name Derby, Inc. (the “Derby”)), a Nevada corporation, (“Derby”), Media Challenge Holdings Limited, A British Virgin Islands corporation (“Media”), and LI Yingsheng, DING Xiaofeng and REN Dongsheng. (collectively referred to as the “Shareholders”).

RECITALS

The parties executed an Agreement for Share Exchange dated February 7, 2005, pursuant to which Derby agreed to acquire 121,000 shares of Media from the Shareholders, representing all of Media’s issued and outstanding stock, in exchange for the issuance of 16,321,800 shares of Derby common stock.

The parties completed the exchange of shares pursuant to the Agreement for Share Exchange on June 6, 2005.

In conjunction with closing under the Agreement for Share Exchange, the officers and directors of Derby resigned and appointed new officers and directors designated by Media.

The parties have determined that it would be in their mutual best interests to rescind the share exchange transaction effective retroactively to February 7, 2005.

NOW THEREFORE, in consideration of the foregoing, and in consideration of the mutual covenants and promises hereinafter set forth, it is agreed as follows:

1.

Cancellation of Share Exchange.  The share exchange transaction between the parties, completed pursuant to and in accordance with the terms of an Agreement for Share Exchange, dated February 7, 2005, is hereby rescinded and cancelled as of the Effective Date.

2.

Transfer or Reconveyance of Shares.  By execution of this Agreement, Derby hereby agrees to convey and transfer to the Shareholders 121,000 shares of stock of Media currently held by Derby, in exchange for the transfer and conveyance to Derby of a total 16,321,800 shares of Derby currently held by the Shareholders.  The transfer and conveyance of shares between the parties shall be made in accordance with the following schedule:

Name	Number of Shares of Media	Number of Shares of Derby (China Marketing)

LI Yingsheng	52,831	7,126,422

DING Xiaofeng	35,789	4,827,610

REN Dongsheng	32,380	4,367,768

TOTAL	121,000	16,321,800

3.

Cancellation of Derby Shares.  Upon conveyance to Derby of a total of 16,321,800 of its shares in accordance with the provisions of paragraph 2 hereof, such shares shall be cancelled and returned to the status of authorized but unissued shares.  Such cancellation of shares shall be retroactive to February 7, 2005..

4.

Resignation of Officers and Directors.  The persons appointed as officers and directors of Derby in conjunction with closing under the Agreement for Share Exchange shall resign as of the date of execution of this Agreement, with such resignations to be effective retroactively to February 7, 2005, and shall take such steps as may be necessary or appropriate to appoint the following persons as officers and directors of Derby effective as of February 7, 2005:

Name	Position

LI Szetang	President & Director

Woo Chiwai	CFO, Secretary & Director

5.

Representations and Warranties of Media and the Shareholders.  By execution of this Agreement Media and the Shareholders represent and warrant as follows:

(i) From the date of closing under the Agreement of Share Exchange through the date of execution of this Agreement they have not incurred any liabilities or obligations (absolute, accrued, contingent or otherwise) which are required to be reflected or reserved against on Derby’s financial statements.

(ii) There is no suit, action or proceeding pending, or, to their knowledge threatened against or affecting Derby.

(iii) They have full power and authority to execute this agreement and to carry out their obligations hereunder.

(iv) The shares of Derby to be conveyed or transferred to Derby by the Shareholders in accordance with the terms of this Agreement, are free and clear of any liens, claims, options, charges or encumbrances of any nature, and each of the Shareholders has the unqualified right to sell, assign, transfer and convey such shares to Derby pursuant to, and in accordance with, the terms of this Agreement.  Upon such transfer or conveyance, Derby will acquire good and valid title to such shares, free and clear of all liens, claims, options, charges and encumbrances of any nature.

6.

Representations and Warranties of Derby.  By execution of this Agreement Derby represents and warrants as follows:

(i) From the date of closing under the Agreement of Share Exchange through the date of execution of this Agreement it has not incurred any liabilities or obligations (absolute, accrued, contingent or otherwise) which are required to be reflected or reserved against on Media’s financial statements.

(ii) There is no suit, action or proceeding pending, or, to their knowledge threatened against or affecting Media or its assets.

(iii) It has full power and authority to execute this agreement and to carry out its obligations hereunder.

(iv) The shares of Media to be conveyed or transferred from Derby to the Shareholders in accordance with the terms of this Agreement, are free and clear of any liens, claims, options, charges or encumbrances of any nature, and Derby has the unqualified right to sell, assign, transfer and convey such shares to the Shareholders pursuant to, and in accordance with, the terms of this Agreement.  Upon such transfer or conveyance, the Shareholders will acquire good and valid title to such shares, free and clear of all liens, claims, options, charges and encumbrances of any nature.

7.

Cooperation.  By execution of this Agreement, Media and the Shareholders agree, for themselves and for their affiliates, that following the date of execution of this Agreement they shall each make such individual filings as may be required under the rules and regulations of the U.S. Securities and Exchange Commission to report the transactions described herein, and that they shall execute such documents and take such steps as may otherwise be necessary to appropriate in order to enable Derby to complete any and all required filings with the U.S. Securities and Exchange Commission, and to complete any and all other required corporate actions or corporate filings for the period from February 7, 2005, through and including the date of this Agreement.

8.

Mutual Release.  Except for their respective liabilities and obligations under the terms of this Agreement which shall remain fully enforceable, by execution of this Agreement, Derby agrees, for itself and for its officers, directors, agents, employees and affiliates, to release Media and the Shareholders, and Media and the Shareholders agree for themselves, and for their officers, directors, agents, employees and affiliates, to release Derby, from any and all claims, demands, liabilities and causes of action arising out of, or in any way related to, the execution of the Agreement for Share Exchange and the closing of the share exchange transaction thereunder.

9.

Costs and Expenses.   Except to the extent otherwise specified herein, each party shall bear its own costs and expenses related to the transactions described herein.

10.

Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Nevada.

11.

Facsimile Signatures and Counterparts.  For purposes of execution of this Agreement, facsimile signatures shall be deemed to be originals. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart

12.

Entire Agreement; No Third Party Beneficiaries; Rights of Ownership.  This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

IN WITNESS WHEREOF, this Agreement is executed as of December 29, 2005, to be effective as of February 7, 2005.

CHINA MARKETING MEDIA, INC

MEDIA CHALLENGE

(former name DERBY INC.)

HOLDIN LIMITED

By: /s/ LI Yingsheng

By: /s/ LI Yingsheng

SHAREHOLDERS:

/s/ LI Yingsheng

/s/ DING Xiao Feng

/s/ REN Dong Sheng